Exhibit 23.3

Consent of Independent Auditors

The Board of Directors and Stockholders

Green Plains Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-143147, 333-154280, 333-159049, 333-174219 and 333-193827) on Form S-8 of Green Plains Inc. and subsidiaries (the company) of our report dated December 7, 2016, related to the statement of assets acquired and liabilities assumed by the company, which appears in this Current Report on Form 8-K/A of the company.

Our report dated December 7, 2016, contains an explanatory paragraph that states that as discussed in Note 1 to the financial statement, the assets acquired and liabilities assumed by the company of an ethanol plant located in York, Nebraska were prepared based on their preliminary fair value as of the date of acquisition (September 23, 2016) for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of a Form 8-K/A of Green Plains Inc.). Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Omaha, Nebraska

December 7, 2016